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Exhibit 99.1

VERITAS DGC INC. REQUESTS 15-DAY FILING EXTENSION FOR ITS ANNUAL REPORT
ON FORM 10-K; ANNOUNCES CONFERENCE CALL DETAILS

HOUSTON—October 13, 2004—Veritas DGC Inc. ("the Company") (NYSE & TSX: VTS) announced today that it will delay the filing of its Annual Report on Form 10-K for the fiscal year ended July 31, 2004 and has requested a fifteen-day extension of the deadline to file its Annual Report by filing a Form 12b-25 with the SEC. This will extend the filing deadline to October 29, 2004.

On September 1, 2004, the Company announced that in the process of completing the review of its fourth quarter results, the Company identified on its balance sheet approximately $1.2 million related to the depreciation of certain equipment placed in service more than five years ago which may not have been accounted for properly.

Due to this issue, management and the Audit Committee commissioned an investigation by the Company's Internal Audit Director with the assistance of UHY-Mann Frankfort Stein & Lipp, the Company's outsourced internal audit service provider, of the Company's balance sheet accounts on a worldwide basis. That review, which is now substantially complete, identified approximately $2.5 million of additional net adjustments necessary to properly account for foreign currency losses, intercompany transfers of equipment and of receivable balances, equipment testing costs and other items. The Company believes that, of the total amount of $3.7 million, including the initial $1.2 million, $3.2 million should have been expensed and $0.5 million should remain on the balance sheet as of July 31, 2004.

The Company is currently evaluating the proper accounting treatment of the adjustments described above and whether portions of these adjustments should be applied to prior years. The potential adjustments identified are not expected to have any significant effect on the Company's operations, future results or liquidity. However, until the Company can confirm the proper accounting treatment of these adjustments and complete its year-end procedures, it will delay releasing complete results for the fourth quarter or for the 2004 fiscal year.

The Company also reported revenues for the fourth quarter of fiscal 2004 of $135.2 million compared to $119.5 million for the fourth quarter of fiscal 2003 and revenues for the 2004 fiscal year of

$563.9 million compared to $503.0 million for the 2003 fiscal year. Revenues for the fourth quarter and fiscal year ended July 31st consisted of the following:

	Three Months Ended July 31,		Year Ended July 31,
	2004	2003	2004	2003
	(millions)
Multi-client:
Land	$12.6	$8.2	$64.9	$57.1
Marine	56.2	38.3	207.8	162.9

Subtotal	68.8	46.5	272.7	220.0
Contract:
Land	27.5	31.5	154.2	156.3
Marine	38.9	41.5	137.0	126.7

Subtotal	66.4	73.0	291.2	283.0

Total Revenues	$135.2	$119.5	$563.9	$503.0

If the $3.2 million of income statement adjustments were to be recorded in the fourth quarter of 2004, the Company would expect its earnings per share for the fourth quarter to be approximately $0.02 per share and its loss per share for fiscal 2004 to be approximately $0.04 per share. These amounts would reflect all necessary adjustments known to management at this time but would not take into account the effect of any further adjustments that could occur as a result of completion of the year-end procedures.

The Company generated increased cash flow for the 2004 fiscal year, reporting that it began the year with $72.6 million in cash and ended with $117.1 million. During the year the Company also reduced its long-term debt by $37.4 million, to a balance of $155 million at July 31, 2004, and repurchased $20 million of its common stock.

Thierry Pilenko, Chairman of the Board and CEO, said, "After our intensive worldwide review I personally believe that we are taking all of the needed steps to identify all the issues so we can take appropriate action, become stronger and move forward. Further, as we strive for transparency, we are reporting those issues in a straightforward manner. We will continue our work in this area in order to identify the root causes and correct our accounting processes. In the meantime, I would like to assure our shareholders that, while these accounting issues are unpleasant, they have had no impact on our cash flow, our liquidity, or in any way hindered our operations."

Mr. Pilenko added, "Our operations, in fact, are performing well. Our backlog has increased from $146.6 million at the end of July 2004 to $218.8 million at the end of September and our bidding activity remains high. Our customers seem anxious to secure seismic assets for projects well into the next calendar year and we see indications that seasonal demand may outstrip supply in some markets. Data library sales prospects are strong and we are confident that we will continue to enjoy good revenue and returns in this area."

The Company will host a conference call on Thursday, October 14th, at 2:00 p.m. ET to discuss the Company's outlook. Following a brief presentation, participants will have the opportunity to ask questions. The dial-in number to participate is 800-867-1054. Should you have difficulty with the aforementioned "800" number, phone 303-262-2190 to be connected.

There will also be a live audio webcast of the conference call on the Company's website, www.veritasdgc.com. Individuals accessing the webcast will be "listen only" and will not have the capability to take part in the Q&A session.

The audio and webcast replays will be available a short time after the conclusion of the call and remain available until the close of business Thursday, October 28th. Interested individuals for the audio replay can phone 800-405-2236 or 303-590-3000, pin code 11012080#, or access the webcast replay at http://www.veritasdgc.com/webcast.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. Factors discussed in Veritas' periodic filings with the SEC, including its Annual Reports on Form 10-K, most recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as the effects of the company's ongoing internal review of its financial results, could cause actual results to differ materially from those described in the forward-looking statements. Veritas is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical, geological and reservoir technologies to the petroleum industry worldwide.

For additional information regarding Veritas DGC Inc., please visit www.veritasdgc.com or contact:

Stephen J. Ludlow, Vice Chairman or Mark E. Baldwin, Executive Vice President Chief Financial Officer and Treasurer	(832) 351-8300

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  Exhibit 99.1